EXHIBIT 99.1
                       The Peoples Holding Company

Contact: Jim Gray                               Stuart Johnson
         Executive Vice President               Executive Vice President & CFO
         (662) 680-1217                         (662) 680-1001
         jimg@thepeopleplace.com                stuartj@thepeopleplace.com


                  THE PEOPLES HOLDING COMPANY ANNOUNCES RECORD
                        FOURTH QUARTER AND ANNUAL RESULTS

TUPELO, Miss. (January 22, 2003) - The Peoples Holding Company (AMEX:PHC) today announced record results for the fourth quarter and year ended December 31, 2002. Earnings per share for the fourth quarter increased 22.39% to $0.82 from $0.67 in the same period a year ago. Net income for the fourth quarter increased 18.57% to $4,572,000 from $3,856,000 in the fourth quarter of 2001. Net interest income for the fourth quarter of 2002 was up 6.64% while non-interest income grew 8.39%. These results produced an annualized return on average equity of 13.48% compared with 12.28% for the fourth quarter of 2001. The annualized return on average assets for the fourth quarter was 1.35% compared with 1.22% for the prior-year period.

ANNUAL EARNINGS  PERFORMANCE
Earnings per share, before the cumulative effect of an accounting change recognized in the first quarter of 2002, increased 27.02% to $3.15 from $2.48 per share in 2001. Net income, before the cumulative effect of the accounting change, increased 21.14% to $17,670,000 from $14,587,000 in 2001. As a result, the return on average equity before the accounting change for 2002 increased to 13.87% from 11.70% in 2001 and the return on average assets grew to 1.35% in 2002 from 1.18% the previous year. Earnings per share for the year ended December 31, 2002, increased 17.74% to $2.92 from $2.48 per share for 2001. Net income for 2002 increased 12.22% to $16,370,000 from $14,587,000 for 2001.

"We are particularly pleased that, despite a general slowing in the economy, we have established consistent and sustained earnings growth," said E. Robinson McGraw, President and Chief Executive Officer of The Peoples Holding Company. "The record results reflect success in virtually every area of the Company. Both loans and deposits continued to grow. Risk-based pricing for loans helped improve asset quality and the net interest margin. Non-interest income continued to increase as we work toward achieving our strategic goal of becoming our clients primary source for all their financial services."

STOCK PRICE, DIVIDENDS AND REPURCHASES
After more than doubling in price in 2001, the Company's stock ended the year at $40.75, up 10.14% for 2002. That compares with a 4% decline in the Standard & Poor's bank index for 2002.

The Company's board of directors increased the quarterly cash dividend twice in 2002. The first increase, declared in June, was from $0.25 per share to $0.26 per share. The second increase, declared in November, moved the dividend up to $0.27 per share. This now represents an annual cash dividend of $1.08 per share and marks the sixteenth consecutive yearly increase.

As part of an overall capital management process, the Company has an ongoing stock repurchase program. During 2002 the Company repurchased 129,947 shares of its common stock at an average price of $36.09 per share. At year-end, the Company had an additional 303,776 shares, or approximately 5% of the Company's shares outstanding, authorized for repurchase.

FINANCIAL DETAILS
Net interest margin for the fourth quarter of 2002 was 4.61% up from 4.54% for the comparable period in 2001. For the year, net interest margin increased to 4.66% from 4.47% in 2001. This improvement has occurred despite an aggressive economic stimulus program by the Federal Reserve that produced twelve interest rate reductions during the last two years.

McGraw indicated that loan quality improved again in 2002 as the Company continued to utilize new tools for credit scoring and risk assessment. The provision for loan losses was $4,350,000 in 2002, down 9.19% from $4,790,000 in 2001 and down 31.74% from the 2000 provision. Allowance for loan losses as a percentage of loans was 1.41% at year-end 2002 compared with 1.37% at December 31, 2001. Net charge-offs as a percentage of average loans decreased to 0.42% at December 31, 2002, from 0.49% in the prior year. Non-performing loans as a percentage of total loans decreased to 0.42% at December 31, 2002, from 0.77% in 2001. The non-performing loan coverage ratio was 338.22% for 2002 compared with 178.63% for 2001.

Non-interest income increased 12.52% to $27,442,000 from $24,389,000 in 2001. "This increase resulted from the sale of property and casualty insurance products, fees from wealth management and trust services, loan and deposit fees, merchant discount services, and debit card income. The growth in non-interest income demonstrates progress toward becoming the financial services provider of choice in the communities we serve," McGraw said. At year-end 2002, non-interest income represented 25.92% of gross income.

Non-interest expense increased 8.02% for 2002. This was primarily due to increases in depreciation related to recent technology upgrades, computer processing charges, normal salary increases, commission and incentive bonuses, and increased health insurance premiums. Net non-interest expense as a percentage of assets improved to 1.77% for 2002 from 1.82% in 2001.

CONFERENCE CALL INFORMATION
A live audio webcast of a conference call with analysts will be available beginning at 11:00 a.m. Eastern time on Friday, January 24, 2003, through the
Investor       Relations      page      of      the      Company's      website:
www.thepeoplesbankandtrust.com, and through www.companyboardroom.com, or any of CCBN's distribution network. The event will be archived for 30 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing (913) 981-5520. A telephonic replay of the conference call will be available approximately two hours after the call ends and run through the end of the business day on January 31. To listen to the replay, dial (719) 457-0820, and enter 106664 when prompted for the access code.

ABOUT THE PEOPLES HOLDING COMPANY
The Peoples Holding Company is the parent of Mississippi's fourth largest commercial bank headquartered in the state. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the Company also is parent of The Peoples Insurance Agency, Inc. The Peoples Bank has assets of approximately $1.3 billion and operates 40 community bank offices in 27 north and north-central Mississippi cities.

NOTE TO INVESTORS
This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expresses in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuation, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission.

                           THE PEOPLES HOLDING COMPANY
                    Summary Financial Highlights (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                            Three Months Ended                 Year Ended
                                                               December 31,                   December 31,
                                                       ---------------------------    ---------------------------
Earnings Summary                                           2002           2001            2002           2001
----------------                                       ------------   ------------    ------------   ------------
Net interest income .................................. $   13,050     $   12,238      $   51,893     $   46,844
Provision for loan losses ............................      1,025          1,315           4,350          4,790
                                                       ------------   ------------    ------------   ------------
Net interest income after provision for loan losses ..     12,025         10,923          47,543         42,054
Noninterest income ...................................      7,198          6,641          27,442         24,389
Noninterest expenses .................................     13,030         12,444          50,496         46,747
                                                       ------------   ------------    ------------   ------------
Income before provision for income taxes .............      6,193          5,120          24,489         19,696
Provision for income taxes ...........................      1,621          1,264           6,819          5,109
                                                       ------------   ------------    ------------   ------------
Income before cumulative effect of accounting change .      4,572          3,856          17,670         14,587
Cumulative effect of accounting change ...............         --             --          (1,300)            --
                                                       ------------   ------------    ------------   ------------
Net income ........................................... $    4,572     $    3,856      $   16,370     $   14,587
                                                       ============   ============    ============   ============

Basic and diluted earnings per share:
 Income before cumulative effect of accounting change. $     0.82     $     0.67      $     3.15     $     2.48
 Cumulative effect of accounting change ..............         --             --           (0.23)            --
                                                       ------------   ------------    ------------   ------------
 Net income .......................................... $     0.82     $     0.67      $     2.92     $     2.48
                                                       ============   ============    ============   ============

Weighted average shares outstanding - Basic ..........  5,574,162      5,719,549       5,609,289      5,873,423
Weighted average shares outstanding - Diluted ........  5,580,698      5,719,549       5,614,266      5,873,423

Selected Ratios
---------------
Net interest rate spread .............................       4.26%          4.02%           4.27%          3.80%
Net interest margin ..................................       4.61%          4.54%           4.66%          4.47%
Noninterest expense ratio ............................       3.94%          3.93%           3.86%          3.78%
Overhead ratio .......................................       1.84%          1.83%           1.77%          1.82%
Return on average assets .............................       1.35%          1.22%           1.25%          1.18%
Return on average equity .............................      13.48%         12.28%          12.85%         11.70%

                                                                                        Dec. 31,       Dec. 31,
Balance Sheet Summary:                                                                    2002           2001
----------------------                                                                ------------   ------------
Total assets ........................................................................ $ 1,344,512    $ 1,254,727
Loans, net ..........................................................................     863,308        827,696
Deposits ............................................................................   1,099,048      1,063,055
Shareholders' equity ................................................................     132,778        123,582
Book value per common share .........................................................       23.82          21.66


Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Operations for the indicated periods. Additional financial information is available on the Company's website (www.thepeoplesbankandtrust.com) under the Financial Releases section of Investor Relations.